UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-1(B), (C) AND (D)
               AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)

                              (AMENDMENT NO.    )*

                              North Valley Bancorp
                                (NAME OF ISSUER)

                           Common Stock, no par value
                         (TITLE OF CLASS OF SECURITIES)

                                   66304M105
                                 (CUSIP NUMBER)

                                 July 21, 2010
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [   ] Rule 13d-1(b)
                              [ x ] Rule 13d-1(c)
                              [   ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 66304M105                                           Page 2 of 14 Pages
                            13G

1.    NAME OF REPORTING PERSONS

      Basswood Opportunity Partners, LP

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  [  ]
      (b)  [  ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

            5.  SOLE VOTING POWER

                  None.

            6.  SHARED VOTING POWER

                  1,870,315

            7. SOLE DISPOSITIVE POWER

                  None.

            8. SHARED DISPOSITIVE POWER

                  1,870,315


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,870,315

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            [    ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.5%

12.   TYPE OF REPORTING PERSON

      PN

CUSIP NO. 66304M105                                           Page 3 of 14 Pages
                            13G

1.    NAME OF REPORTING PERSONS

      Basswood Opportunity Fund, Inc.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  [  ]
      (b)  [  ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

            5.  SOLE VOTING POWER

                  None.

            6.  SHARED VOTING POWER

                  633,333

            7. SOLE DISPOSITIVE POWER

                  None.

            8. SHARED DISPOSITIVE POWER

                  633,333


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           633,333

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            [    ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.9%

12.   TYPE OF REPORTING PERSON

      CO

CUSIP NO. 66304M105                                           Page 4 of 14 Pages
                            13G

1.    NAME OF REPORTING PERSONS

      Basswood Capital Management, L.L.C.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  [  ]
      (b)  [  ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

            5.  SOLE VOTING POWER

                  None.

            6.  SHARED VOTING POWER

                  2,503,648

            7. SOLE DISPOSITIVE POWER

                  None.

            8. SHARED DISPOSITIVE POWER

                  2,503,648


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,503,648

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           [    ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.3%

12.   TYPE OF REPORTING PERSON

      OO

CUSIP NO. 66304M105                                           Page 4 of 14 Pages
                            13G

1.    NAME OF REPORTING PERSONS

      MGS Partners, LLC

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  [  ]
      (b)  [  ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

            5.  SOLE VOTING POWER

                  None.

            6.  SHARED VOTING POWER

                  839,833

            7. SOLE DISPOSITIVE POWER

                  None.

            8. SHARED DISPOSITIVE POWER

                  839,833


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           839,833

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           [    ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.5%

12.   TYPE OF REPORTING PERSON

      OO

CUSIP NO. 66304M105                                           Page 6 of 14 Pages
                            13G

1.    NAME OF REPORTING PERSONS

      Matthew Lindenbaum

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  [  ]
      (b)  [  ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

            5.  SOLE VOTING POWER

                  None.

            6.  SHARED VOTING POWER

                  3,343,481

            7. SOLE DISPOSITIVE POWER

                  None.

            8. SHARED DISPOSITIVE POWER

                  3,343,481


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,343,481

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            [    ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           9.8%

12.   TYPE OF REPORTING PERSON

      IN

CUSIP NO. 66304M105                                           Page 7 of 14 Pages
                            13G

1.    NAME OF REPORTING PERSONS

      Bennett Lindenbaum

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  [  ]
      (b)  [  ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

            5.  SOLE VOTING POWER

                  None.

            6.  SHARED VOTING POWER

                  3,343,481

            7. SOLE DISPOSITIVE POWER

                  None.

            8. SHARED DISPOSITIVE POWER

                  3,343,481


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,343,481

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            [    ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           9.8%

12.   TYPE OF REPORTING PERSON

      IN

CUSIP NO. 66304M105                                           Page 8 of 14 Pages
                            13G

1.    NAME OF REPORTING PERSONS

      Nathan J. Lindenbaum

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)  [  ]
      (b)  [  ]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

            5.  SOLE VOTING POWER

                  None.

            6.  SHARED VOTING POWER

                  839,833

            7. SOLE DISPOSITIVE POWER

                  None.

            8. SHARED DISPOSITIVE POWER

                  839,833


9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           839,833

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
            [    ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.5%

12.   TYPE OF REPORTING PERSON

      IN

ITEM 1.

(A)   NAME OF ISSUER:   North Valley Bancorp

(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      300 Park Marina Circle
      Redding, CA 96001

ITEM 2.

(A)   NAMES OF PERSONS FILING:  See Cover Pages, Item 1.

(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      c/o Basswood Capital Management, L.L.C.
      645 Madison Avenue, 10th Floor
      New York, New York 10022

(C)   CITIZENSHIP:  See Cover Pages, Item 4.

(D)   TITLE OF CLASS OF SECURITIES:   Common Stock, no par value per share

(E)   CUSIP NO.:   66304M105

ITEM 3. STATEMENT FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C):

      Not applicable.

ITEM 4. OWNERSHIP

      See Cover Pages, Items 5 through 11.

      The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons are based upon 34,162,463 shares of Common Stock outstanding as of July 21, 2010, as reported by the Issuer in its Form 8-K filed on August 4, 2010.

      Basswood Capital Management, L.L.C. is the investment manager for Basswood Opportunity Partners, LP and Basswood Opportunity Fund, Inc. and Matthew Lindenbaum and Bennett Lindenbaum are the managing members of such investment manager. Nathan J. Lindenbaum is the managing member of MGS Partners, LLC and Matthew Lindenbaum and Bennett Lindenbaum exercise investment discretion over the shares held by MGS Partners, LLC. Basswood Opportunity Partners, LP, Basswood Opportunity Fund, Inc., Basswood Capital Management, L.L.C., MGS Partners, LLC, Matthew Lindenbaum, Bennett Lindenbaum and Nathan J. Lindenbaum may be deemed to be a group as defined in Rule 13d-5(b) under the Securities Exchange Act of 1934, and each member of such group may be deemed to beneficially own the Common Stock beneficially owned by the other members constituting such group. The group may be deemed to collectively hold 3,343,481 shares of Common Stock which represents approximately 9.8% of the Common Stock. Each of Basswood Capital Management, L.L.C., Matthew Lindenbaum and Bennett Lindenbaum disclaims beneficial ownership of the shares held by Basswood Opportunity Partners, LP and Basswood Opportunity Fund, Inc. except to the extent of its or his pecuniary interest therein. Each of Nathan Lindenbaum, Matthew Lindenbaum and Bennett Lindenbaum disclaims beneficial ownership of the shares held by MGS Partners, LLC except to the extent of his pecuniary interest therein.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      Not applicable.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.

ITEM 10. CERTIFICATIONS.

      By signing below, each of the undersigned certifies that, to the best of his or its individual knowledge and belief, the securities referred to above were not acquired, and are not held, for the purpose of or with the effect of changing or influencing the control of the issuer of the securities, and were not acquired, and are not held, by the undersigned in connection with, or as a participant in, any transaction having that purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.

Dated: August 5, 2010

                                     BASSWOOD OPPORTUNITY PARTNERS, LP
                                     BY: BASSWOOD PARTNERS, L.L.C., its General
                                     Partner


                                     By:   /s/ Matthew Lindenbaum
                                           Name: Matthew Lindenbaum
                                           Title:Managing Member


                                     BASSWOOD OPPORTUNITY FUND, INC.


                                     By:   /s/ Matthew Lindenbaum
                                           Name: Matthew Lindenbaum
                                           Title:Director


                                     BASSWOOD CAPITAL MANAGEMENT, L.L.C.


                                     By:   /s/ Matthew Lindenbaum
                                           Name: Matthew Lindenbaum
                                           Title:Managing Member


                                     MGS PARTNERS, LLC


                                     By:   /s/ Nathan J. Lindenbaum
                                           Name: Nathan J. Lindenbaum
                                           Title:Managing Member



                                     /s/ Matthew Lindenbaum
                                     Matthew Lindenbaum



                                     /s/ Bennett Lindenbaum
                                     Bennett Lindenbaum


                                     /s/ Nathan J. Lindenbaum
                                     Nathan J. Lindenbaum

INDEX TO EXHIBITS



EXHIBIT A    Agreement of Reporting Persons

                                   EXHIBIT A

AGREEMENT OF REPORTING PERSONS

Each of the undersigned hereby agree to file jointly this Schedule to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of this Schedule and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to this Schedule, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated:  August 5, 2010

                                     BASSWOOD OPPORTUNITY PARTNERS, LP
                                     BY: BASSWOOD PARTNERS, L.L.C., its General
                                     Partner


                                     By:   /s/ Matthew Lindenbaum
                                           Name: Matthew Lindenbaum
                                           Title:Managing Member


                                     BASSWOOD OPPORTUNITY FUND, INC.


                                     By:   /s/ Matthew Lindenbaum
                                           Name: Matthew Lindenbaum
                                           Title:Director


                                     BASSWOOD CAPITAL MANAGEMENT, L.L.C.


                                     By:   /s/ Matthew Lindenbaum
                                           Name: Matthew Lindenbaum
                                           Title:Managing Member


                                     MGS PARTNERS, LLC


                                     By:   /s/ Nathan J. Lindenbaum
                                           Name: Nathan J. Lindenbaum
                                           Title:Managing Member



                                     /s/ Matthew Lindenbaum
                                     Matthew Lindenbaum

                                     /s/ Bennett Lindenbaum
                                     Bennett Lindenbaum



                                     /s/ Nathan J. Lindenbaum
                                     Nathan J. Lindenbaum